Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

April 5, 2021

GameStop Corp.

625 Westport Parkway

Grapevine, 76051

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to GameStop Corp., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the registration statement, including all information deemed to be a part thereof pursuant to Rule 430B of the general rules and regulations under the Securities Act (as defined below), the exhibits and schedules thereto and all documents incorporated by reference therein, is herein referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus contained therein, dated December 8, 2020 (the “Base Prospectus”), and the preparation of the prospectus supplement, dated April 5, 2021 (the “Prospectus Supplement,” and together with the Base Prospectus and all documents incorporated by reference therein, the “Prospectus”), related to the offer and sale from time to time of shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $1,000,000,000 (but in no event more than 3,500,000 shares of our common stock) pursuant to the Open Market Sale AgreementSM (the “Sales Agreement”), dated as of December 8, 2020, by and between the Company and Jefferies LLC.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of all such documents as we considered necessary to enable us to render this opinion, including but not limited to the following documents (hereinafter collectively referred to as the “Documents”):

1.	the Registration Statement, including the Prospectus;

2.	the Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate”), certified as of a recent date by an officer of the Company;

3.	the Amended and Restated Bylaws of the Company, as amended through the date hereof, certified as of a recent date by an officer of the Company;

4.

the resolutions adopted by the Board of Directors of the Company (the “Board”) and by a duly authorized committee thereof, relating to the offer and sale of the Common Stock pursuant to the Sales Agreement (the “Resolutions”), certified as of a recent date by an officer of the Company;

GameStop Corp. Re: Registration Statement on Form S-3 April 5, 2021 Page 2

5.	a certificate of good standing of the Company from the Secretary of State of the State of Delaware;

6.	the Sales Agreement; and

7.

such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

1.	each individual executing or delivering any of the Documents, whether on behalf of such individual or another person, is legally competent to do so;

2.	each individual executing or delivering any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

3.

all Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise; and

4.	a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when shares of Common Stock are issued and sold under the Sales Agreement.

Subject to the foregoing, it is our opinion that as of the date hereof: (i) the Company is a corporation duly incorporated and validly existing in good standing under and by virtue of the laws of the State of Delaware and (ii) when (a) the purchase price or prices for shares of Common Stock to be offered and sold from time to time under the Sales Agreement have been duly established and approved by resolutions duly adopted by the Board, or a duly authorized committee thereof and (b) such shares of Common Stock have been issued and delivered by the Company against payment of such purchase price or prices, as the case may be, in accordance with the Sales Agreement and resolutions duly adopted by the Board, or a duly authorized committee thereof, such shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Delaware and we do not express any opinion herein concerning any other statutes, rules or regulations. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

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No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a Current Report filed on Form 8-K (the “Form 8-K”), to be filed by the Company with the Commission on or about the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of this firm therein and under the section “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP